UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2023

TURTLE BEACH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of Incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

44 South Broadway, 4th Floor

White Plains, New York 10601

(Address of principal executive offices) (Zip Code)

(888) 496-8001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	HEAR	The Nasdaq Global Market
Preferred Stock Purchase Rights	N/A	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On April 3, 2023, Turtle Beach Corporation (“Turtle Beach” or the “Company”) delivered a counter-proposal to Immersion Corporation (NASDAQ: IMMR, “Immersion”) in response to a verbal settlement proposal received from Immersion on March 26, 2023. Immersion’s proposal contemplated, among other things, that the Company’s Board of Directors (the “Board”) would reduce its size to six directors, with two of the remaining directors to be designated by Immersion.

In various correspondence, Turtle Beach has reiterated its willingness to engage constructively with Immersion on its proposal, including appointing new Board members and reducing the size of the Board. Furthermore, the Company proactively offered to extend the nomination deadline for the 2023 annual meeting of shareholders to provide additional time for the parties to reach a resolution. To enable the Board to evaluate Immersion’s proposal, the Board requested a meeting with Immersion to understand its plans with respect to the Company. The meeting was clearly communicated to Immersion as a prerequisite to the Board’s providing a constructive response to its proposal. The meeting subsequently occurred on April 1, 2023 and was attended by three Turtle Beach directors and representatives of Immersion. During the meeting, Immersion was unable or unwilling to describe how its nominees would add value for shareholders. Nevertheless, on April 2, 2023, Turtle Beach indicated to Immersion that it would be sending a counter-proposal in an effort to reach a mutually agreeable outcome and avoid an unnecessary and costly proxy contest.

Despite Turtle Beach’s efforts to engage with Immersion, its voluntary extension of the nomination deadline and its commitment to sending a counter-proposal, Immersion mischaracterized the April 1, 2023 meeting in its arguably voluntary Schedule 13D amendment filed on April 3, 2023. In the same filing, Immersion also stated its intent to nominate candidates and wage a costly proxy fight even though it had previously stated that the Company should not waste capital on a proxy fight.

On April 3, 2023, Turtle Beach Corporation delivered a counter-proposal to Immersion stating that the Company was open to, among other things:

•	Appointing one of Immersion’s nominees to the Board, subject to the typical due diligence process run by the Board’s Nominating and Governance Committee;

•

Reducing the size of the Board to seven members, with two directors to step down as soon as practicable upon the appointment of Immersion’s nominee and an additional incumbent director to step down within one year; and

•	Considering, if the reconstituted Board determines it is appropriate, the formation of a committee to review value enhancing opportunities.

The proposed Board changes would be in addition to the appointment of five new members to the Board since June 2022.

The Board stands ready and willing to engage with Immersion to move beyond this matter and return its full attention to overseeing the Company’s operations and creating value for shareholders. The Board is steadfast in its commitment to serving the best interests of all Turtle Beach shareholders as it works to reach a mutually agreeable resolution with Immersion, and does not believe that giving Immersion, which has only recently become a meaningful shareholder and owns only 7% of the Company’s stock, one-third of the Board seats would be acceptable to the remainder of Turtle Beach’s shareholders.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). The Company intends to file a definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting of Stockholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://corp.turtlebeach.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://corp.turtlebeach.com/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 3, 2023

TURTLE BEACH CORPORATION

/s/ John T. Hanson
John T. Hanson
Chief Financial Officer, Treasurer and Secretary

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